AT&T Reports First-Quarter Results

•	Diluted EPS of $0.75 as reported and $0.85 as adjusted, compared to $0.56 and $0.74 in the year-ago quarter
•	Consolidated revenues of $38.0 billion
•	Cash from operations of $8.9 billion
•	Capital expenditures of $6.1 billion
•	Free cash flow of $2.8 billion

Company Maintains Full-Year Guidance

•	3.2 million total wireless net adds:
o	2.6 million in U.S., driven by connected devices and prepaid
o	543,000 in Mexico
•	U.S. wireless results:
o	Strong year-over-year improvement in postpaid phone net adds
o	Continued prepaid growth with 192,000 phone net adds
o	Nearly 500,000 branded smartphones added to base
o	Best-ever first-quarter postpaid phone churn of 0.84%
•	Entertainment Group results:
o	312,000 DIRECTV NOW net adds to reach nearly 1.5 million subscribers
o	125,000 total video net adds with DIRECTV NOW stabilizing total video customer base since DIRECTV acquisition
o	154,000 IP broadband net adds; 82,000 total broadband net adds; more than 8 million customer locations passed with fiber

Note: AT&T's first-quarter earnings conference call will be webcast at 4:30 p.m. ET on Wednesday, April 25, 2018. The webcast and related materials will be available on AT&T's Investor Relations website at https://investors.att.com.

DALLAS, April 25, 2018 — AT&T Inc. (NYSE:T) reported solid wireless and international results in the first quarter. Highlights include solid prepaid phone gains, record-low first-quarter postpaid phone churn and continued DIRECTV NOW subscriber growth.

"We're off to a good start in 2018, both in growing our customer base and in building the world's premier gigabit network," said Randall Stephenson, AT&T Chairman and CEO. "Our investment in customer growth and our integrated service offerings helped drive solid first-quarter subscriber gains across our wireless, video and broadband businesses. We also moved quickly to deploy FirstNet, and we expect the buildout to accelerate as we go forward. Our fiber deployments for business and residential customers now pass more than 16 million customer locations. And we're set to launch our next-generation DIRECTV NOW platform, which will offer cloud DVR and an additional video stream."
Consolidated Financial Results
As noted in an 8-K filed last month, AT&T adopted new U.S. accounting standards that deal with revenue recognition (ASC 606), post-employment benefit costs and certain cash receipts on installment receivables. These changes impact the company's income statements and cash flows. With the adoption of ASC 606, the company made a policy decision to record Universal Service Fees (USF) and other regulatory fees on a net basis. The company is providing comparable results in addition to GAAP to help investors better understand the impact on financials from ASC 606 and the policy decision. Historical income statements and cash flows have been recast to show only the impact of the adoption of the other two accounting standards.

AT&T's consolidated revenues for the first quarter totaled $38.0 billion versus $39.4 billion in the year-ago quarter, primarily due to the impact of ASC 606 which included netting of USF with operating expenses.  On a comparative basis, declines in legacy wireline services, domestic video, and wireless service revenues, were partially offset by growth in wireless equipment and strategic business services. On a comparative basis, revenues were $38.9 billion, a decrease of 1.1%.

Operating expenses were $31.8 billion versus $33.0 billion primarily due to the netting of USF and other regulatory fee revenues and the deferral of commissions under ASC 606. Excluding those impacts, operating expenses were $33.4 billion, an increase of about $350 million due to higher wireless equipment costs.

Versus results from the first quarter of 2017, operating income was $6.2 billion versus $6.4 billion; and operating income margin was 16.3% versus 16.1%. On a comparative basis, operating income was $5.6 billion and operating income margin was 14.3%. When adjusting for a non-cash actuarial gain on benefit plans, amortization, merger- and integration-related expenses and other items, operating income was $7.5 billion, or $6.9 billion on a comparative basis, versus $7.6 billion in the year-ago quarter and operating income margin was 19.7%, or 17.7% on a comparative basis, versus 19.4% in the year-ago quarter.

First-quarter net income attributable to AT&T was $4.7 billion, or $0.75 per diluted share, versus $3.5 billion, or $0.56 per diluted share, in the year-ago quarter. Adjusting for a $0.12 non-cash actuarial gain on benefit plans and $0.22 of costs for amortization, merger- and integration-related expenses and other items, earnings per diluted share was $0.85 compared to an adjusted $0.74 in the year-ago quarter, a 14.9% increase.

Cash from operating activities was $8.9 billion, and capital expenditures were $6.1 billion. Capital expenditures included about $140 million in FirstNet capital costs and no FirstNet reimbursements. Free cash flow — cash from operating activities minus capital expenditures — was $2.8 billion for the quarter.

*About AT&T
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Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company's website at https://investors.att.com.

For more information, contact:
Name: Erin McGrath
AT&T Corporate Communications
Phone: 214-862-0651
Email: Erin.McGrath@att.com